Exhibit 99.1

News

August 2, 2006	AnalystContact:	Ellen Konsdorf
877-208-7318
	Media Contact:	Beth Jensen
402-492-3400

ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Confirms 2006 Guidance

TULSA, Okla. — Aug. 2, 2006 — ONEOK Partners, L.P. (NYSE: OKS) today reported second-quarter 2006 net income of $196.2 million, or $2.22 per unit, compared with net income of $28.1 million, or $0.55 per unit, for second quarter 2005. Year-to-date 2006, ONEOK Partners reported net income of $266.7 million, or $3.33 per unit, compared with $62.8 million, or $1.24 per unit, for the same period in 2005.

The partnership also confirmed its net income per unit guidance in the range of $4.43 to $4.69 per unit, which was announced on Feb. 15, 2006.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $267.9 million for second quarter 2006, compared with $80.5 million in the second quarter of 2005. Distributable cash flow (DCF) for second quarter 2006 was $119.7 million, or $1.32 per unit, compared with $33.5 million, or $0.66 per unit, in second quarter 2005.

Second-quarter 2006 results reflect the April 2006 acquisition of assets comprising ONEOK, Inc.’s (NYSE: OKE) former gathering and processing, natural gas liquids, and pipelines and storage segments. The most recent results also reflect a $113.9 million, or $1.35 per unit, gain on the sale of a 20 percent partnership interest in Northern Border Pipeline Company in April 2006. Second-quarter results also include a non-cash, after-tax charge of approximately $10.5 million, or $0.13 per unit, to reflect asset and goodwill impairment charges for Black Mesa Pipeline, Inc.

“As expected, our results for the second quarter reflect the significant benefits from the purchase of the ONEOK assets,” said David Kyle, chairman and chief executive officer of ONEOK Partners. “We also benefited from very strong gross processing spreads and a gain on the sale of a 20 percent interest in Northern Border Pipeline.”

“In addition, our businesses are well positioned for future growth in distributable cash flow, as we have recently announced more than $1 billion in internally generated growth projects,” Kyle added.

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

SECOND-QUARTER 2006 HIGHLIGHTS INCLUDE:

•	The April 2006 acquisition of assets comprising ONEOK’s former gathering and processing, natural gas liquids, and pipeline and storage assets for $3 billion, which resulted in the inclusion of these businesses in the consolidated financial statements as of Jan. 1, 2006;

•	ONEOK becoming the sole general partner and increasing its overall ownership in the partnership to 45.7 percent;

•	Increasing the second-quarter distribution to $0.95 per unit, achieving the high end of the partnership’s previously announced quarterly distribution target range;

•	The consolidation of Guardian Pipeline, L.L.C. as a result of the April 2006 acquisition of the remaining 66-2/3 percent interest in Guardian Pipeline for $77 million;

•	Forming a joint-venture company, Overland Pass Pipeline Company LLC, to build a 750-mile natural gas liquids pipeline to link the high-growth NGL production area in the Rocky Mountain region to the partnership’s fractionation facilities at Bushton and Conway, Kansas;

•	The deconsolidation of results for Northern Border Pipeline Company effective Jan. 1, 2006, due to the sale of a 20 percent interest in the pipeline in April 2006, to TC PipeLines, LP for approximately $297 million, and the resulting $113.9 million gain on sale;

•	The April 2006 start-up of Northern Border Pipeline’s Chicago III Expansion Project as planned, adding 130 million cubic feet per day (mmcfd) of transportation capacity to the Chicago area;

•	The May 22, 2006, name and ticker symbol change to ONEOK Partners, L.P. (NYSE: OKS) from Northern Border Partners, L.P. (NYSE: NBP);

•	Higher realized gross processing spreads for the partnership’s gathering and processing business;

•	Higher interest expense, due to higher average debt outstanding associated with the acquisitions, partially offset by the Northern Border Pipeline deconsolidation;

•	An after-tax, non-cash charge of approximately $10.5 million to reflect asset and goodwill impairments for Black Mesa Pipeline, Inc. The impairment charges had no impact on second-quarter 2006 cash flows from operating activities or second-quarter 2006 EBITDA. The impairment is being taken as a result of a June 2006 announcement by Southern California Edison, co-owner of the Mohave Generating Station, that it would no longer pursue resuming operations of the generating station, which is the sole customer of Black Mesa Pipeline.

Gathering and Processing Segment

The natural gas gathering and processing segment reported EBITDA of $64.4 million and $127.5 million in the three- and six-month periods ended June 30, 2006, respectively, compared with $19.1 million and $36.8 million in the three- and six-month periods ended June 30, 2005, respectively. The gathering and processing assets acquired from ONEOK, located primarily in the Mid-Continent region of the U.S., accounted for most of the additional EBITDA.

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

Reported net margins increased $67.8 million and $134.5 million for the three and six months ended June 30, 2006, respectively, compared with the same periods last year. The margin increases were the result of the acquisition of the ONEOK gathering and processing assets, which accounted for $63.8 million and $126.2 million of net margins for the three and six months ended June 30, 2006, respectively; increased natural gas volumes gathered in the Rocky Mountain region; and increased natural gas liquids revenue due to higher prices and higher volumes in the Rocky Mountain region.

The following table contains margin information for the periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

	Six Months Ended June 30,
	2006	2005 (a)
Keep-whole
NGL shrink (MMBtu/d)	36,974	—
Plant fuel (MMBtu/d)	4,861	—
Condensate shrink (MMBtu/d)	3,234	—
Condensate sales (Bbl/d)	664	—
Percentage of total net margin	14%	0%
Percent-of-proceeds
Wellhead purchases (MMBtu/d)	125,907	—
NGL sales (Bbl/d)	7,131	2,199
Residue sales (MMBtu/d)	28,905	11,906
Condensate sales (Bbl/d)	1,115	—
Percentage of total net margin	61%	58%
Fee-based
Wellhead volumes (MMBtu/d)	1,149,272	289,214
Average rate ($/MMBtu)	$0.22	$0.41
Percentage of total net margin	25%	42%

(a)	Excludes results related to the acquisition of the ONEOK gathering and processing assets.

The partnership estimates that a $0.10 per MMBtu increase in the price of natural gas would decrease annual net income by approximately $0.5 million. Also, a $0.01 per gallon decrease in the price of natural gas liquids would decrease annual net income by approximately $2.5 million. A $1.00 per barrel decrease in the price of crude oil would decrease annual net income by approximately $0.5 million. All these sensitivities exclude the effects of hedging.

As shown in the table below, for the remainder of 2006, the gathering and processing segment is approximately 40 percent hedged on its percent-of-proceeds natural gas projected volumes; approximately 35 percent hedged on its percent-of-proceeds projected natural gas liquids volumes; and approximately 31 percent hedged on its projected keep-whole gross processing spread.

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

	Year Ending December 31, 2006
Product	Volumes Hedged	Average Price Per Unit
Percent-of-proceeds
Condensate (a) (Bbl/d)	815	$52.00-60.00
Natural gas liquids (b) (Bbl/d)	2,813	$44.13
Natural gas (a) (MMBtu/d)	5,217	$6.15-11.00
Natural gas (b) (MMBtu/d)	7,000	$7.92
Keep-whole
Gross processing spread (MMBtu/d)	10,550	$6.01

(a) Hedged with NYMEX-based collars.
(b) Hedged with fixed-price swaps.

Operating costs for the segment increased $25.8 million and $48.9 million for the three and six months ended June 30, 2006, respectively, as did depreciation and amortization expense, which increased $6.5 million and $13.1 million, respectively for the same periods. The increases in operating costs and depreciation and amortization were primarily due to the acquisition of the assets from ONEOK and gathering system expansions.

Equity earnings from investments increased $1.0 million and $2.4 million for the three and six months ended June 30, 2006, respectively, compared with the same periods last year due to increased volumes gathered at Bighorn Gas Gathering and Fort Union Gas Gathering, partially offset by lower volumes gathered at the Wind River Basin joint venture, Lost Creek.

The following information for the gathering and processing assets acquired from ONEOK compares 2006 results with periods prior to the acquisition. As a result, it is not reported in the financial tables of this press release, but is provided here solely for purposes of comparing performance for the three- and six-month periods ended June 30, 2006, with the comparable periods in 2005.

•	Net margins for the assets acquired from ONEOK increased $8.7 million and $18.8 million for the second quarter and six months ended June 30, 2006, respectively, primarily due to favorable commodity pricing for natural gas liquids and natural gas on percent-of-proceeds contracts and higher gross processing spreads on keep-whole contracts. Margins were partially offset by lower gathering and processing volumes related to natural reserve declines for production connected to the partnership’s systems, and contract terminations;

•

The realized gross processing spread for the second quarter of 2006 was $6.11 per million British Thermal Units (MMBtu), significantly higher than the previous five-year average of $1.86 per MMBtu. Based on current market conditions, the gross processing

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

spread for the remainder of 2006 is expected to continue to be significantly higher than the previous five-year average;

•	Operating costs for the acquired assets increased $1.2 million and $2.3 million for the three and six months ended June 30, 2006, respectively, compared with the same periods last year, primarily due to higher employee costs and utility costs.

Natural Gas Liquids Segment

The natural gas liquids segment reported EBITDA of $35.1 million and $57.5 million in the three- and six-month periods ended June 30, 2006, respectively. Net margins were $50.5 million in the second quarter 2006 and $84.3 million in the first half of 2006. The EBITDA and net margin increases for the second quarter and six months 2006 are entirely incremental to the partnership due to the acquisition of ONEOK’s former natural gas liquids segment in April 2006.

Operating costs were $15.9 million and $27.2 million in the second-quarter and six-month periods, respectively. Depreciation and amortization was $5.4 million and $10.8 million in the second-quarter and six-month periods, respectively.

The following information for the natural gas liquids segment acquired by the partnership from ONEOK compares 2006 results with periods prior to the partnership’s acquisition. As a result, it is not reported in the financial tables of this press release, but is provided here solely for purposes of comparing performance for the three- and six-month periods ended June 30, 2006, with the comparable periods in 2005. Because ONEOK acquired the majority of these assets from Koch Industries in July 2005, the following comparisons are with ONEOK’s legacy natural gas liquids assets only:

•	Net margins increased $43.4 million and $70.0 million for the three and six months ended June 30, 2006, respectively, compared with the three- and six-month periods ended June 30, 2005;

•	Operating costs increased $12.9 million and $21.8 million for the three and six months ended June 30, 2006;

•	Depreciation and amortization increased $5.3 million and $10.7 million for the three and six months ended June 30, 2006, respectively, over comparable periods in 2005.

Pipelines and Storage Segment

The pipelines and storage segment reported EBITDA of $32.5 million and $69.3 million for the three and six months ended June 30, 2006, respectively. Net margins were $50.6 million in the second quarter 2006 and $102.8 million in the first half of 2006, which are entirely incremental to the partnership due to the partnership’s acquisition of ONEOK’s pipeline and storage assets in April 2006.

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

The following information for the pipeline and storage segment acquired from ONEOK compares 2006 results with periods prior to the partnership’s acquisition. As a result, it is not reported in the financial tables of this press release, but is provided solely for purposes of comparing performance for the three-and six-month periods ended June 30, 2006, with the comparable periods in 2005.

•	Net margins increased $19.4 million and $41.4 million for the three and six months ended June 30, 2006, respectively, compared with the same periods last year when ONEOK owned the assets. The net margin increases were primarily due to additional revenue generated from the natural gas liquids gathering and distribution pipelines ONEOK acquired from Koch in July 2005, increased natural gas transportation revenue from higher realized rates and higher volumes in the segment’s commodity-based short-term business and an improved fuel position. These increases were partially offset by lower natural gas storage revenue during the second quarter 2006 as a result of lower injection volumes;

•	Operating costs for the acquired pipelines and storage segment assets increased $6.0 million and $11.3 million for the three and six months ended June 30, 2006, respectively, compared with the same periods last year, primarily due to increased operating expense associated with ONEOK’s acquisition of natural gas liquids gathering and distribution pipelines from Koch and higher employee-related expenses.

Interstate Natural Gas Pipeline Segment

The interstate natural gas pipeline segment contributed EBITDA of $141.4 million and $184.4 for the three and six months ended June 30, 2006, respectively, compared with $61.2 million and $134.1 million for the same periods in 2005. EBITDA for second quarter 2006 includes a $113.9 million gain on the sale of the 20 percent ownership interest in Northern Border Pipeline; equity earnings from Northern Border Pipeline of $12.7 million; and $6.2 million as a result of the April 2006 acquisition of the remaining 66-2/3 percent interest in Guardian Pipeline, which was consolidated beginning Jan. 1, 2006. EBITDA for the second quarter 2005 included $53.8 million from Northern Border Pipeline prior to its deconsolidation.

Net margins decreased $59.3 million and $130.4 million for the three and six months ended June 30, 2006, respectively, compared with the same periods last year, as a result of the deconsolidation of Northern Border Pipeline. Operating costs decreased $13.6 million and $29.3 million, respectively, for the three and six months ended June 30, 2006, as did depreciation and amortization, which decreased $13.0 million and $25.8 million, respectively, for the same periods. These decreases were also primarily a result of the deconsolidation of Northern Border Pipeline.

Equity earnings from investments for the three and six months ended June 30, 2006, were $12.7 million and $38.9 million, respectively, representing the partnership’s 50 percent

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

interest in Northern Border Pipeline that is no longer consolidated as of January 1, 2006, due to the sale of a 20 percent interest in the pipeline. Equity earnings from investments for the three and six months ended June 30, 2005, were $0.2 million and $0.6 million, respectively, representing the partnership’s 33-1/3 percent interest in Guardian Pipeline that is now consolidated with the partnership’s interstate natural gas pipelines segment, as a result of the April 2006 acquisition of the remaining interests in the pipeline.

Minority interest for the three and six months ended June 30, 2006, primarily represents the 66-2/3 percent interest in Guardian Pipeline that the partnership did not own until it acquired the remaining interests in April 2006. Minority interest for the three and six months ended June 30, 2005, represents the 30 percent interest in Northern Border Pipeline owned by TC PipeLines when Northern Border Pipeline’s results were consolidated with the interstate natural gas pipelines segment.

GROWTH ACTIVITIES

Recently, the partnership announced that it will invest more than $1 billion in internally generated growth projects over the next three years. The projects include $433 million to build Overland Pass Pipeline and another $173 million to make related infrastructure upgrades in the partnership’s existing natural gas liquids operations. Approximately $450 million of additional investment will be made in other projects, which include the previously announced Guardian II and Midwestern Gas Transmission projects.

Northern Border Pipeline’s Chicago III expansion project was placed in service at the end of April 2006. The Chicago III expansion project increases Northern Border Pipeline’s transportation capacity by 130 mmcfd, to 974 mmcfd, from Harper, Iowa, to the Chicago market area. Increased revenues from the expansion have already been incorporated into the partnership’s financial guidance for 2006.

ONEOK Partners completed the purchase of the remaining 66-2/3 percent ownership interest in Guardian Pipeline in April 2006. The $77 million purchase gave the partnership 100 percent ownership of the pipeline that transports Chicago-area gas to Wisconsin markets. As a result, the previously announced Guardian expansion and extension project, estimated to cost $220 million to $240 million, will increase pipeline throughput and operating income. Construction of that project is targeted to begin in 2008 and be completed in November 2008.

The partnership is currently constructing the eastern extension project of Midwestern Gas Transmission. The project will add 31 miles of natural gas pipeline into Tennessee, with 120 mmcfd of transportation capacity. It is estimated that the project will cost approximately $28 million. The proposed in-service date of November 2006 will likely be delayed for several months due to the delay in obtaining the Federal Energy Regulatory Commission certificate.

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

On June 1, 2006, the partnership announced that it had completed a series of transactions with a subsidiary of The Williams Companies, Inc. to form a joint venture called Overland Pass Pipeline Company LLC. The joint-venture company will build a 750-mile natural gas liquids pipeline from Opal, Wyo., to the Mid-Continent natural gas liquids market center in Conway, Kan. The pipeline will be designed to transport 110,000 barrels per day of natural gas liquids. The installation of additional pump facilities would increase the capacity to 150,000 barrels per day. Construction of the pipeline is expected to begin in the summer of 2007, with start-up scheduled for early 2008.

On June 8, 2006, ONEOK Partners, Boardwalk Pipeline Partners, LP and Energy Transfer Partners, LP signed a letter of intent regarding the formation of a joint venture that would construct a new interstate natural gas pipeline originating in North Texas, crossing the states of Oklahoma, Arkansas and terminating in Dyer County, Tenn., at a new interconnect with Texas Gas Transmission, LLC. The proposed interstate pipeline would have initial capacity of up to 1.0 billion cubic feet per day.

DISTRIBUTION DECLARATION

On July 19, 2006, the partnership’s board of directors declared an 8 percent increase in the partnership’s quarterly cash distribution to $0.95 per unit for the second quarter of 2006. The indicated annual rate is $3.80 per unit. The distribution is payable August 14, 2006, to unit holders of record on July 31, 2006. This achieves the high end of the previously announced target annual distribution rate.

2006 GUIDANCE

As reflected in Attachment A, the partnership is confirming its net income per unit guidance for 2006. Net income per unit for 2006 is expected to be in the range of $4.43 to $4.69.

However, net income guidance has changed to reflect pre-acquisition income tax and interest expense for the businesses acquired from ONEOK, favorable commodity prices for the gathering and processing segment, the purchase of additional interests in Guardian, and the Black Mesa Pipeline impairment. EBITDA is changing due to favorable commodity prices for the gathering and processing segment and the purchase of additional interests in Guardian.

Prior to the partnership’s April 2006 acquisition of the ONEOK assets, those businesses were included in the consolidated state and federal income tax returns of ONEOK. The partnership’s 2006 net income reflects income tax expense of $22.2 million in the first quarter of 2006; however, the income tax liability was retained by ONEOK. These items were not included in the partnership’s Feb. 15, 2006, guidance but have been reflected in the current net income guidance.

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

Income of the acquired businesses for the first quarter of 2006 also reflected interest expense of $21.3 million, which represented interest charged on long-term debt owed to ONEOK. This debt was retained by ONEOK as part of the partnership acquisition.

Updated guidance for net income reflects the first-quarter income tax and interest expense for the assets acquired. In calculating net income, the updated guidance reduces the income allocated to ONEOK related to partial-year ownership for these expenses.

The partnership is also updating its 2006 capital expenditure guidance, which is summarized in the following table:

2006 Projected Capital Expenditures	Growth	Maintenance	Total
	(Millions of dollars)
Gathering and Processing	$66	$17	$83
Natural Gas Liquids	20	17	37
Pipelines and Storage	111	14	125
Interstate Natural Gas Pipelines	35	13	48

Total projected capital expenditures	$232	$61	$293

As reflected on Attachment A, distributable cash flow is expected to be in the range of $326 million to $346 million, or $3.96 to $4.23 per unit.

CONFERENCE CALL

ONEOK Partners and ONEOK will host a joint conference call on Thursday August 3, 2006 at 11:00 a.m. Eastern Time to review second-quarter 2006 results and to discuss the 2006 outlook. This call may be accessed via the partnership’s Web site at http://www.oneokpartners.com. The webcast will be available on the partnership’s Web site for 30 days. The call-in number for the live conference call is 866-836-4700, pass code 890065. An audio replay of the call will be available through August 10, 2006, by dialing 866-837-8032 and entering pass code 890065.

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures. Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies. However, these calculations may vary from company to company, so the partnership’s computations may not be comparable with those of other companies. DCF is not necessarily the same as available cash as defined in the Partnership Agreements. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments.

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

Reconciliations of EBITDA to operating income, and computations of DCF for the six months ended June 30, 2006, and 2005, are included in the financial tables attached to this release. Reconciliations of projected 2006 EBITDA to projected net income and computations of projected DCF are also included in Attachment A of this release.

ONEOK Partners, L.P. is a publicly traded partnership whose purpose is to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas gathering, processing, storage, interstate and intrastate natural gas pipeline assets and one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.

For more information about ONEOK Partners, L.P., visit: www.oneokpartners.com.

Some of the statements contained and incorporated in the news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “forecast,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;

•	competition from other U.S. and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•	impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport natural gas, crude oil and natural gas liquids from producing areas and our facilities;

•	risks of trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline projects and required regulatory clearances; our ability to acquire all necessary rights-of-way in a timely manner, and our ability to promptly obtain all necessary materials and supplies required for construction;

•	the ability to market pipeline capacity on favorable terms;

•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

•	the mechanical integrity of facilities operated;

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;

•	the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	actions by rating agencies concerning our credit ratings;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	demand for our services in the proximity of our facilities;

•	the profitability of assets or businesses acquired by us;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	our ability to successfully integrate the operations of the assets acquired from ONEOK with our current operations;

•	performance of contractual obligations by our customers;

•	the uncertainty of estimates, including accruals;

•	ability to control operating costs; and

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information. OKS-FE

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2006	2005	2006	2005
	(Thousands of dollars, except per unit amounts)
Operating revenue	$1,159,350	$149,417	$2,329,179	$309,796
Cost of sales and fuel	944,150	35,466	1,909,038	67,931

Net margin	215,200	113,951	420,141	241,865

Operating expenses:
Operations and maintenance	69,063	30,042	140,889	63,214
Depreciation and amortization	39,282	21,456	66,752	42,848
Taxes other than income	8,136	8,989	14,913	18,801

Total operating expenses	116,481	60,487	222,554	124,863

Gain on sale of assets	113,877	—	114,865	—

Operating income	212,596	53,464	312,452	117,002

Interest expense, net	30,787	21,372	67,221	42,538

Other income (expense):
Equity earnings from investments	18,004	4,418	49,817	8,895
Other income	3,614	1,082	5,421	1,823
Other expense	(5,425)	(234)	(6,150)	(457)

Total other income, net	16,193	5,266	49,088	10,261

Minority interest in net income	519	8,629	2,138	20,818

Income from continuing operations before income taxes	197,483	28,729	292,181	63,907
Income taxes	1,284	997	25,478	1,896

Income from continuing operations	196,199	27,732	266,703	62,011
Discontinued operations, net of tax	—	358	—	748

Net income to partners	$196,199	$28,090	$266,703	$62,759

Limited partners’ interest in net income:
Net income to partners	$196,199	$28,090	$266,703	$62,759
General partners’ interest in net income	12,105	2,552	51,745	5,235

Limited partners’ interest in net income	$184,094	$25,538	$214,958	$57,524

Limited partners’ per unit net income:
Income from continuing operations	$2.22	$0.54	$3.33	$1.22
Discontinued operations, net of tax	—	0.01	—	0.02

Net income per unit	$2.22	$0.55	$3.33	$1.24

Number of units used in computation	82,891	46,397	64,644	46,397

Supplemental Information:
EBITDA (1)	$267,901	$80,485	$427,994	$171,157
Distributable cash flow (2)	$119,749	$33,520	$171,645	$77,635
Distributable cash flow per unit	$1.32	$0.66	$2.44	$1.55

(1)	EBITDA is computed from net income plus minority interest, interest expense (net), income taxes, and depreciation and amortization; less equity AFUDC.
(2)	Distributable cash flow is computed from EBITDA less interest expense (net), maintenance capital expenditures, equity earnings, gain on sale of assets, distributions to minority interests and current income taxes; plus distributions received from equity investments.

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2006	December 31, 2005
Assets	(Thousands of dollars)
Current assets:
Cash and cash equivalents	$24,869	$43,090
Accounts receivable, net	416,076	82,848
Gas and natural gas liquids in storage and imbalances	247,920	—
Commodity exchanges	203,187	—
Materials and supplies	16,284	7,273
Derivative financial instruments	3,998	—
Prepaid expenses and other	8,391	5,211

Total current assets	920,725	138,422

Property, plant and equipment:
Property, plant and equipment	3,299,795	3,000,720
Accumulated depreciation and amortization	621,568	1,082,210

Property, plant and equipment, net	2,678,227	1,918,510

Investments and other assets:
Investment in unconsolidated affiliates	756,053	290,756
Goodwill and intangibles	665,648	152,782
Other	19,838	27,296

Total investments and other assets	1,441,539	470,834

Total assets	$5,040,491	$2,527,766

Liabilities and Partners’ Equity
Current liabilities:
Current maturities of long-term debt	$11,931	$2,194
Notes payable	1,364,000	231,000
Derivative financial instruments	9,937	4,571
Accounts payable	390,713	46,673
Commodity exchanges	337,532	—
Accrued taxes other than income	14,779	33,081
Accrued interest	10,237	17,446
Other	37,358	7,033

Total current liabilities	2,176,487	341,998

Long-term debt, net of current maturities	626,359	1,121,777

Minority interests in partners’ equity	5,548	274,510

Deferred credits and other liabilities:
Deferred income taxes	14,085	10,311
Derivative financial instruments	6,874	2,362
Other liabilities	28,252	11,219

Total deferred credits and other liabilities	49,211	23,892

Commitments and contingencies
Partners’ equity:
General partners	51,904	17,341
Common units: 46,397,214 units issued and outstanding at June 30, 2006, and December 31, 2005	802,559	750,201
Class B units: 36,494,126 units issued and outstanding at June 30, 2006	1,331,659	—
Accumulated other comprehensive income (loss)	(3,236)	(1,953)

Total partners’ equity	2,182,886	765,589

Total liabilities and partners’ equity	$5,040,491	$2,527,766

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(Unaudited)	2006	2005
	(Thousands of Dollars)
Operating Activities
Net income to partners	$266,703	$62,759
Depreciation and amortization	66,752	43,023
Minority interests in net income	2,138	20,818
Equity earnings from investments	(49,817)	(8,895)
Distributions received from investments	69,819	2,653
Gain on sale of assets	(115,349)	—
Non-cash gains on derivative financial instruments	(3,842)	(58)
Changes in components of working capital (net of acquisition effects):
Accounts receivable	75,224	8,149
Commodity exchange receivable	(70,028)	—
Inventories, prepaid expenses and other	(16,250)	(214)
Accounts payable and other current liabilities	12,363	(9,182)
Commodity exchange payable	103,043	—
Accrued taxes other than income	(6,872)	(4,850)
Accrued interest	4,315	236
Other	4,365	(3,132)

Cash provided by operating activities	342,564	111,307

Investing Activities
Investments in unconsolidated affiliates	(8,212)	(1,454)
Acquisitions	(1,438,485)	—
Proceeds from sale of assets	297,236	—
Capital expenditures for property, plant and equipment	(53,575)	(23,161)
Increase in cash and cash equivalents for previously unconsolidated subsidiaries	7,496	—
Decrease in cash and cash equivalents for previously consolidated subsidiaries	(22,039)	—

Cash used in investing activities	(1,217,579)	(24,615)

Financing Activities
Cash distributions:
General and limited partners	(84,761)	(79,812)
Minority interests	(147)	(31,943)
Cash flow retained by ONEOK	(176,978)	—
Debt reacquisition costs	(3,628)	—
Long-term debt financing costs	(179)	(1,327)
Retirement of long-term debt	(35,013)	(2,653)
Short-term note payable, net	1,157,500	7,000
Payments upon termination of derivatives	—	(2,654)

Cash provided by (used in) financing activities	856,794	(111,389)

Change in cash and cash equivalents	(18,221)	(24,697)
Cash and cash equivalents at beginning of period	43,090	33,980

Cash and cash equivalents at end of period	$24,869	$9,283

Supplemental cash flow information:
Cash paid for interest, net of amount capitalized	$37,785	$44,341

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2006	2005	2006	2005

Reconciliation of Operating Income to EBITDA
Operating income	$212,596	$53,464	$312,452	$117,002
Depreciation and amortization	39,282	21,541	66,752	43,023
Equity earnings from investments	18,004	4,418	49,817	8,895
Other income (expense) excluding AFUDC	(1,981)	730	(1,027)	1,230
Discontinued operations	—	332	—	1,007

EBITDA	$267,901	$80,485	$427,994	$171,157

Reconciliation of Net Income to EBITDA
Net income	$196,199	$28,090	$266,703	$62,759
Minority interest	519	8,629	2,138	20,818
Interest expense, net	30,787	21,372	67,221	42,538
Depreciation and amortization	39,282	21,541	66,752	43,023
Income taxes	1,284	971	25,478	2,155
AFUDC	(170)	(118)	(298)	(136)

EBITDA	$267,901	$80,485	$427,994	$171,157

Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$267,901	$80,485	$427,994	$171,157
Gain on sale of assets	(113,877)	—	(114,865)	—
Interest expense, net	(30,787)	(21,372)	(67,221)	(42,538)
Maintenance capital	(14,955)	(6,967)	(21,904)	(13,002)
Distributions to minority interest	—	(15,713)	(147)	(31,943)
Equity earnings from investments	(18,004)	(4,418)	(49,817)	(8,895)
Distributions received from investments	29,111	1,466	69,819	2,653
Distributable cash flow to ONEOK for partial year ownership	—	—	(85,817)	—
Current income tax expense and other	360	39	13,603	203

Distributable Cash Flow	$119,749	$33,520	$171,645	$77,635

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

ONEOK Partners, L.P. and Subsidiaries

Summary Segment Information (Unaudited)

Gathering and Processing Segment

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Results	2006	2005 (a)	2006	2005 (a)
	(Thousands of dollars)

Natural gas liquids and condensate sales	$162,741	$26,581	$312,152	$51,045
Gas sales	152,238	23,806	370,899	46,098
Gathering, compression, dehydration and processing fees and other revenue	32,895	10,652	65,563	21,469
Cost of sales and fuel	254,526	35,466	563,405	67,931

Net margin	93,348	25,573	185,209	50,681
Operating costs	36,568	10,754	71,316	22,402
Depreciation and amortization	10,501	3,978	21,068	7,936

Operating income	$46,279	$10,841	$92,825	$20,343

Reconciliation of Operating Income to EBITDA
Operating income	$46,279	$10,841	$92,825	$20,343
Depreciation and amortization	10,501	3,978	21,068	7,936
Equity earnings from investments	5,276	4,251	10,698	8,255
Other income (expense)	2,351	63	2,932	305

EBITDA	$64,407	$19,133	$127,523	$36,839

Operating Information
Total gas gathered (BBtu/d)	1,142	277	1,149	289
Total gas processed (BBtu/d)	993	91	958	89
Natural gas liquids sales (MBbl/d)	41	8	41	8
Natural gas liquids produced (MBbl/d)	53	8	52	8
Gas sales (BBtu/d)	288	45	298	43
Capital expenditures (Thousands of dollars)	$14,581	$4,180	$22,398	$8,127
Realized composite NGL sales price ($/gallon)	$0.96	$0.86	$0.91	$0.85
Realized condensate sales price ($/Bbl)	$59.83	$—	$58.65	$—
Realized natural gas sales price ($/MMBtu)	$5.81	$5.87	$6.88	$5.90
Realized gross processing spread ($/MMBtu)	$6.11	$—	$4.70	$—

(a)	Excludes results related to the acquisition of the ONEOK gathering and processing assets.

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

ONEOK Partners, L.P. and Subsidiaries

Summary Segment Information (Unaudited)

Natural Gas Liquids Segment

Financial Results	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
	(Thousands of dollars)

Natural gas liquids and condensate sales	$827,368	$1,607,196
Storage and fractionation revenue	54,157	93,752
Cost of sales and fuel	830,980	1,616,660

Net margin	50,545	84,288
Operating costs	15,945	27,170
Depreciation and amortization	5,368	10,767

Operating income	$29,232	$46,351

Reconciliation of Operating Income to EBITDA
Operating income	$29,232	$46,351
Depreciation and amortization	5,368	10,767
Equity earnings from investments	—	—
Other income (expense)	485	354

EBITDA	$35,085	$57,472

Operating Information
Natural gas liquids gathered (MBbl/d)	213	203
Natural gas liquids sales (MBbl/d)	199	203
Natural gas liquids fractionated (MBbl/d)	333	309
Capital expenditures (Thousands of dollars)	$5,023	$7,977

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

ONEOK Partners, L.P. and Subsidiaries

Summary Segment Information (Unaudited)

Pipelines and Storage Segment

Financial Results	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
	(Thousands of dollars)
Transportation and gathering revenue	$44,317	$90,145
Storage revenue	13,014	25,158
Gas sales and other revenue	1,940	6,880
Cost of sales and fuel	8,630	19,421

Net margin	50,641	102,762
Operating costs	18,083	34,873
Depreciation and amortization	7,558	15,141
Gain on sale of assets	—	988

Operating income	$25,000	$53,736

Reconciliation of Operating Income to EBITDA
Operating income	$25,000	$53,736
Depreciation and amortization	7,558	15,141
Equity earnings from investments	25	269
Other income (expense)	(131)	195

EBITDA	$32,452	$69,341

Operating Information
Natural gas transported (MMcf)	112,998	245,533
Natural gas liquids transported (MBbl/d)	208	201
Natural gas liquids gathered (MBbl/d)	58	57
Capital expenditures (Thousands of dollars)	$11,914	$15,490
Average natural gas price
Midcontinent region ($/MMBtu)	$5.57	$6.40

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

ONEOK Partners, L.P. and Subsidiaries

Summary Segment Information (Unaudited)

Interstate Natural Gas Pipelines Segment

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Results	2006	2005	2006	2005
	(Thousands of dollars)

Transportation revenue	$23,230	$82,541	$48,783	$179,186
Cost of sales and fuel	—	—	—	—

Net margin	23,230	82,541	48,783	179,186
Operating costs	8,384	22,028	17,122	46,466
Depreciation and amortization	3,613	16,598	7,362	33,167
Gain on sale of asset	113,877	—	113,877	—

Operating income	$125,110	$43,915	$138,176	$99,553

Reconciliation of Operating Income to EBITDA
Operating income	$125,110	$43,915	$138,176	$99,553
Depreciation and amortization	3,613	16,598	7,362	33,167
Equity earnings from investments	12,703	167	38,850	640
Other income (expense)	13	554	61	697

EBITDA	$141,439	$61,234	$184,449	$134,057

Operating Information (a)
Natural gas delivered (MMcf)	257,482	257,171	562,761	563,864
Natural gas average throughput (MMcf/d)	2,878	2,889	3,172	3,193
Capital expenditures (Thousands of dollars)	$3,783	$7,656	$6,905	$13,066

(a)	Includes 100 percent of the volumes for joint venture investments.

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ONEOK Partners Reports Higher

Second-quarter 2006 Results;

Updates 2006 Guidance

Aug. 2, 2006

ONEOK Partners, L.P. and Subsidiaries EARNINGS GUIDANCE *	Attachment A

	Year Ending December 31, 2006
	Previous Guidance	Updated Guidance	Change
	(In millions, except per unit amounts)

Operating Income
Gathering and Processing	$142	$160	$18
Interstate Pipelines	20	44	24
Pipelines and Storage	85	95	10
Natural Gas Liquids	93	89	(4)
Coal Slurry and Other	(10)	(25)	(15)
Gain on sale of assets	108	114	6

Operating Income	438	477	39

Equity earnings from investments	96	94	(2)
Other income (expense)	—	(3)	(3)
Interest expense	(95)	(134)	(39)
Income taxes	(3)	(26)	(23)

Net Income	$436	$408	$(28)

Net Income	$436	$408	$(28)
Income allocated to ONEOK related to partial year ownership	(66)	(36)	30
Income allocated to general partner	(34)	(35)	(1)

Limited Partners’ Interest in Net Income	$336	$337	$1

Net Income Per Unit	$4.56	$4.56	$—

Average Units Outstanding	73.7	73.8	0.1

Reconciliation of Net Income to EBITDA
Net income	$436	$408	$(28)
Minority interest	—	2	2
Interest expense, net	95	134	39
Depreciation and amortization	106	123	17
Income taxes	3	26	23
AFUDC	—	—	—

EBITDA	$640	$693	$53

Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$640	$693	$53
Gain on sale of assets	(108)	(114)	(6)
Interest expense, net	(95)	(134)	(39)
Maintenance capital	(52)	(61)	(9)
Distributions to minority interest	—	—	—
Equity earnings from investments	(96)	(94)	2
Distributions received from equity investments	119	118	(1)
Distributable cash flow to ONEOK for partial year ownership	(77)	(86)	(9)
Current income tax expense and other	3	14	11

Distributable Cash Flow	$334	$336	$2

Distributable Cash Flow per Unit	$4.09	$4.09	$—

*	Amounts shown are midpoints of ranges provided